Mail Stop 4561
									October 14, 2005

Mr. Clifford Pope
Chief Executive Officer
IJJ Corporation
8540 Ashwood Drive
Capitol Heights, MD 20743

      Re:	IJJ Corporation
		Form 10-KSB for Fiscal Year Ended October 31, 2004
		Filed March 3, 2005
		File No. 0-33515

Dear Mr. Pope:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.



							Sincerely,



Rachel Zablow
Staff Accountant